As filed with the Securities and Exchange Commission on January 10, 2007
Registration No. 333-138993

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERNAP NETWORK SERVICES CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	7374	91-2145721
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

250 Williams Street
Atlanta, Georgia 30303
(404) 302-9700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James P. DeBlasio
President and Chief Executive Officer
Internap Network Services Corporation
250 Williams Street
Atlanta, Georgia 30303
(404) 302-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Horace Nash, Esq. R. Gregory Roussel, Esq. Kee Bong Kim, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Dorothy An, Esq. Internap Network Services Corporation 250 Williams Street Atlanta, Georgia 30303 (404) 302-9700	Arturo Sida, Esq. VitalStream Holdings, Inc. 555 Anton Blvd., Suite 400 Costa Mesa, California 92626 (714) 549-5300	Bryan Allen, Esq. Seth King, Esq. Parr Waddoups Brown Gee & Loveless 185 South State Street, Suite 1300 Salt Lake City, Utah 84111 (801) 532-7840

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Internap Network Services Corporation has prepared this Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-138993) for the sole purpose of filing with the Securities and Exchange Commission certain exhibits to the Registration Statement. Amendment No. 2 does not modify any provision of the Proxy Statement/Prospectus that forms a part of the Registration Statement and accordingly such Proxy Statement/Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL, Article VII, Part A of Internap’s Restated Certificate of Incorporation, Article XI of Internap’s Amended and Restated Bylaws, and indemnification agreements entered into by Internap with each of its directors and certain officers provide for the indemnification of officers, directors, employees and agents under certain circumstances.

Set forth below is Article VII of Internap’s Restated Certificate of Incorporation:

“A.  The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.”

Set forth below is Article XI of Internap’s Amended and Restated Bylaws:

“ARTICLE XI

Indemnification

Section 43. Indemnification Of Directors, Executive Officers, Other Officers, Employees And Other Agents.

(a) Directors and Officers.  The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents.  The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person or other persons as the Board of Directors shall determine.

(c) Expenses.  The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Section 43 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 43, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 43 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights.  The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law, or by any other applicable law.

(f) Survival of Rights.  The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance.  To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 43.

(h) Amendments.  Any repeal or modification of this Section 43 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause.  If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 43 that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j) Certain Definitions.  For the purposes of this Bylaw, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 43 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 43.”

In addition, each officer and director of Internap is a party to a written agreement which states that Internap agrees to hold such person harmless and indemnify such person against any and all judgments, fines, settlements and expenses related to claims against such person by reason of the fact that the person is or was a director, officer, employee or other agent of Internap, and otherwise to the fullest extent authorized or permitted by Internap’s bylaws and under the non-exclusivity provisions of the Delaware General Corporation Law.

Internap has also purchased liability insurance policies covering certain directors and officers of Internap.

Item 21.	Exhibits and Financial Statement Schedules

Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated October 12, 2006, by and among Internap Network Services Corporation, Ivy Acquisition Corp. and VitalStream Holdings Inc. (incorporated herein by reference to Exhibit 2.1 to Internap Network Services Corporation’s Current Report on Form 8-K, filed October 12, 2006).
2.2	Form of Voting Agreement between Internap Network Services Corporation and certain stockholders of VitalStream Holdings, Inc. (included as Annex B to the joint proxy statement/prospectus).
3.1	Certificate of Incorporation of Internap Network Services Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to Internap Network Services Corporation’s Registration Statement on Form S-3, filed September 8, 2003, File No. 333-108573).

Exhibit
Number	Description

3.2	Amended and Restated Bylaws of Internap Network Services Corporation (incorporated herein by reference to Exhibit 4.2 to Internap Network Services Corporation’s Registration Statement on Form S-3, filed September 8, 2003, File No. 333-108573).
5.1	Opinion of Fenwick & West LLP regarding the legality of the securities.
8.1	Opinion of Morris, Manning & Martin LLP regarding tax matters.*
8.2	Opinion of Parr Waddoups Brown Gee & Loveless, PC regarding tax matters.*
10.1	Employment Agreement between Internap and Christopher Dion.
10.2	Employment Agreement between Internap and Philip Kaplan.
10.3	Employment Agreement between Internap and Jack Waterman.
10.4	Employment Agreement between Internap and Patrick Ritto.
10.5	Form of Noncompetition Agreement between Internap and each of Christopher Dion, Philip Kaplan, Patrick Ritto and Jack Waterman.
21.1	List of Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to Internap Network Services Corporation.*
23.2	Consent of Rose, Snyder & Jacobs, Independent Registered Public Accounting Firm, with respect to VitalStream Holdings, Inc. and EON Streams, Inc.*
23.3	Consent of Fenwick & West LLP (set forth in Exhibit 5.1).
23.4	Consent of Morris, Manning & Martin LLP (set forth in Exhibit 8.1).
23.5	Consent of Parr Waddoups Brown Gee & Loveless, PC (set forth in Exhibit 8.2).
24.1	Power of Attorney (set forth on Page II-6 of this Registration Statement).
99.1	Form of Internap Network Services Corporation Proxy.
99.2	Form of VitalStream Holdings, Inc. Proxy.
99.3	Consent of Thomas Weisel Partners LLC.
99.4	Consent of RBC Capital Markets Corporation.

+	Certain schedules have been omitted and Internap Network Services Corporation agrees to furnish to the Commission supplementally a copy of any omitted schedules upon request.

*	Documents filed herewith. All other exhibits have been previously filed.

Financial Statement Schedules

The Financial Statement Schedules have previously been filed as part of Internap’s Form 10-K for the fiscal year ended December 31, 2005.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona tide offering thereof;

(5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, Georgia, on the 10th day of January 2007.

Internap Network Services Corporation

By:	/s/ James P. DeBlasio
James P. DeBlasio
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signatures		Title	Date

	/s/ James P. DeBlasio James P. DeBlasio	President and Chief Executive Officer (Principal Executive Officer)	January 10, 2007

	* Eugene Eidenberg	Non-Executive Chairman	January 10, 2007

	/s/ David A. Buckel David A. Buckel	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2007

	* Charles B. Coe	Director	January 10, 2007

	* William J. Harding	Director	January 10, 2007

	* Fredric W. Harman	Director	January 10, 2007

	* Patricia L. Higgins	Director	January 10, 2007

	* Kevin L. Ober	Director	January 10, 2007

	* Daniel C. Stanzione	Director	January 10, 2007

* By:	/s/ David A. Buckel David A. Buckel Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated October 12, 2006, by and among Internap Network Services Corporation, Ivy Acquisition Corp. and VitalStream Holdings Inc. (incorporated herein by reference to Exhibit 2.1 to Internap Network Services Corporation’s Current Report on Form 8-K, filed October 12, 2006).
2.2	Form of Voting Agreement between Internap Network Services Corporation and certain stockholders of VitalStream Holdings, Inc. (included as Annex B to the joint proxy statement/prospectus).
3.1	Certificate of Incorporation of Internap Network Services Corporation, as amended (incorporated herein by reference to Exhibit 4.1 to Internap Network Services Corporation’s Registration Statement on Form S-3, filed September 8, 2003, File No. 333-108573).
3.2	Amended and Restated Bylaws of Internap Network Services Corporation (incorporated herein by reference to Exhibit 4.2 to Internap Network Services Corporation’s Registration Statement on Form S-3, filed September 8, 2003, File No. 333-108573).
5.1	Opinion of Fenwick & West LLP regarding the legality of the securities.
8.1	Opinion of Morris, Manning & Martin LLP regarding tax matters.*
8.2	Opinion of Parr Waddoups Brown Gee & Loveless, PC regarding tax matters.*
10.1	Employment Agreement between Internap and Christopher Dion.
10.2	Employment Agreement between Internap and Philip Kaplan.
10.3	Employment Agreement between Internap and Jack Waterman.
10.4	Employment Agreement between Internap and Patrick Ritto.
10.5	Form of Noncompetition Agreement between Internap and each of Christopher Dion, Philip Kaplan, Patrick Ritto and Jack Waterman.
21.1	List of Subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, with respect to Internap Network Services Corporation.*
23.2	Consent of Rose, Snyder & Jacobs, Independent Registered Public Accounting Firm, with respect to VitalStream Holdings, Inc. and EON Streams, Inc.*
23.3	Consent of Fenwick & West LLP (set forth in Exhibit 5.1).
23.4	Consent of Morris, Manning & Martin LLP (set forth in Exhibit 8.1).
23.5	Consent of Parr Waddoups Brown Gee & Loveless, PC (set forth in Exhibit 8.2).
24.1	Power of Attorney (set forth on Page II-6 of this Registration Statement).
99.1	Form of Internap Network Services Corporation Proxy.
99.2	Form of VitalStream Holdings, Inc. Proxy.
99.3	Consent of Thomas Weisel Partners LLC.
99.4	Consent of RBC Capital Markets Corporation.

+	Certain schedules have been omitted and Internap Network Services Corporation agrees to furnish to the Commission supplementally a copy of any omitted schedules upon request.

*	Documents filed herewith. All other exhibits have been previously filed.